ESCROW AGREEMENT

THIS ESCROW A GREEMENT (“Agreement”) is made and entered into as of January 28, 2008, by and between: MOVIE STAR INC., a New York corporation (“Parent”); and PATRICK BRENNAN and MICHAEL TOKARZ, as joint representatives (the “Company Stockholder Representatives”), of the Persons identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, Fred Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), FOH Holdings, Inc., a Delaware corporation (the “Company”), and the Company Stockholder Representatives have entered into an Agreement and Plan of Merger and Reorganization dated as of December 18, 2006 (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub is merging with and into the Company, and (ii) certain stock issuances are to be made to the Company Stockholders (as defined below). A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement and the Company Stockholders Agreement (as defined in the Merger Agreement), attached hereto as Exhibit B, contemplate the establishment of an escrow fund to secure certain rights of (x) the Parent Indemnified Persons (as defined in the Merger Agreement) and (y) the Company Stockholders to indemnification, compensation and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 4 of the Company Stockholders Agreement, Patrick Brennan and Michael Tokarz have been irrevocably appointed by the Company Stockholders to serve as the joint Company Stockholder Representatives in connection with all matters under this Agreement and the resolution of all indemnification claims under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Defined Terms.

1.1 Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2 As used in this Agreement, the term “Company Stockholders” refers to the Persons who were stockholders of the Company immediately prior to the Effective Time or their respective Affiliates to which the rights under this Agreement have been assigned as set forth herein.

Section 2. Escrow and Indemnification.

2.1 Shares and Stock Powers Placed in Escrow. At or following the Effective Time, in accordance with the Merger Agreement, (a) Parent shall issue certificates for the Company Escrowed Shares registered in the names of each of the Company Stockholders evidencing the shares of Parent Common Stock to be held in escrow under this Agreement in the amounts set forth on Schedule 1, and shall cause such certificates to be delivered to the Escrow Agent, together with the appropriate amount of cash, in lieu of a fractional share that each Company Stockholder is entitled to receive (if applicable) pursuant to the terms of the Merger Agreement, (b) Parent shall issue a certificate for the Parent Escrowed Shares registered in the name of Parent evidencing the shares of Parent Common Stock to be held in escrow under this Agreement as set forth on Schedule 2, and shall cause such certificate to be delivered to the Escrow Agent and (c) each of the Company Stockholders and Parent shall deliver to the Escrow Agent five “assignments separate from certificate” (“Stock Powers”) endorsed by each such Company Stockholder and Parent in blank. The Company Stockholder Representatives shall ensure that all signatures on the Stock Powers delivered to Parent in accordance with the preceding sentence have been guaranteed by a national bank or an American Stock Exchange member firm.

2.2 Escrow Funds. The Company Escrowed Shares being held in escrow pursuant to this Agreement, together with any cash received in respect of fractional shares and other distributions on the Company Escrowed Shares, shall collectively constitute an escrow fund (the “Company Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Parent and the other Parent Indemnified Persons under the Merger Agreement and the Company Stockholders Agreement. The Parent Escrowed Shares being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Parent Escrow Fund” and, together with the Company Escrow Fund, the “Escrow Funds”) securing the indemnification, compensation and reimbursement rights of the Company Stockholders under the Merger Agreement. The Escrow Agent agrees to accept delivery of the Escrow Funds and to hold the Company Escrow Fund and the Parent Escrow Fund in separate escrow accounts (such accounts, the “Company Escrow Account” and the “Parent Escrow Account,” respectively, and together, the “Escrow Accounts”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3 Voting of Escrow Shares. The record owner of the Company Escrowed Shares shall be entitled to exercise all voting rights with respect to such Company Escrowed Shares. The Escrow Agent is not obligated to distribute to the Company Stockholders or to the Company Stockholder Representatives any proxy materials and other documents relating to the Escrow Shares received by the Escrow Agent from Parent.

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2.4 Investments. The Escrow Agent shall invest and reinvest the cash (if any) held in the Escrow Accounts from time to time in (a) short-term securities issued or guaranteed by the United States Government, its agencies or instrumentalities; and/or (b) repurchase agreements relating to such securities. Upon the request of either Parent or the Company Stockholder Representatives, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to any funds held in the Escrow Accounts in addition to quarterly account statements from the Escrow Agent.

2.5 Interest, Etc. Parent and the Company Stockholder Representatives, on behalf of each of the Company Stockholders, agree that any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Company Escrowed Shares) on any investment of any funds in the Company Escrow Account shall be held by the Escrow Agent in the Company Escrow Account. The aggregate amount of all interest and other income earned on any investment of any funds in the Company Escrow Account shall be distributed by the Escrow Agent as set forth in Section 3.

2.6 Dividends, Etc. Parent and the Company Stockholder Representatives, on behalf of each of the Company Stockholders, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Company Escrowed Shares or Parent Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Company Escrowed Shares or Parent, as the case may be, but rather shall be distributed or issued to and held by the Escrow Agent in the Company Escrow Account as part of the Company Escrow Fund or in the Parent Escrow Account as part of the Parent Escrow Fund, as applicable. Any securities or other property received by the Escrow Agent in respect of any Company Escrowed Shares or Parent Escrow Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Company Escrow Fund or the Parent Escrow Fund, as applicable.

2.7 Transferability. Except as provided for herein or by operation of law, the interests of the Company Stockholders in the Company Escrow Fund and in the Company Escrowed Shares, and the interests of Parent in the Parent Escrow Fund and in the Parent Escrowed Shares, shall not be assignable or transferable.

2.8 Trust Fund. The Company Escrow Fund and the Parent Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Stockholder or Parent, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Company Escrow Fund and the Parent Escrow Fund until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

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Section 3. Release of Escrow Shares.

3.1 General. Within 10 Business Days after receiving either (a) joint written instructions from Parent and the Company Stockholder Representatives (“Joint Instructions”), (b) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Company Escrowed Shares or Parent Escrowed Shares from the Company Escrow Fund or the Parent Escrow Fund, as the case may be, the Escrow Agent shall release or cause to be released any such Company Escrowed Shares or Parent Escrowed Shares and any other amounts from the Company Escrow Fund or the Parent Escrow Fund, as the case may be, in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order. If the Indemnity Claims Committee makes a determination under Section 4.2 of the Merger Agreement and such determination is either not disputed or Parent and the Company Stockholder Representatives reach an agreement with respect to such issue, then if such resolution requires the distribution of shares from the Company Escrow Fund or the Parent Escrow Fund, as applicable, Parent and Company Stockholder Representatives shall jointly instruct the Escrow Agent to make such distribution.

3.2 Potential Tax Liability. (a) Within 5 Business Days following the 18-month anniversary of the Closing Date (the “Initial Escrow Period Termination Date”), Parent shall provide to the Company Stockholder Representatives and Escrow Agent a notice setting forth the amount of the Tax Liability Amount as of the Initial Escrow Period Termination Date (the “Tax Liability Notice”). If within 30 days after delivery of the Tax Liability Notice (the “Response Period”), Parent and the Escrow Agent do not receive an Extension Election (as defined below) from the Company Stockholder Representatives electing to extend the date for payment of the Tax Liability Amount until the Sales Tax Extension Termination Date (as defined below), the Escrow Agent shall deliver within 10 Business Days of the expiration of the Response Period, Company Escrowed Shares to Parent in an amount equal to the value of the Tax Liability Amount. For purposes of this Agreement, the value of any shares of Parent Common Stock shall be based upon the average daily closing price of the shares of Parent Common Stock (on its principal trading market), rounded to two decimal places, for the ten (10) trading days immediately ending the two Business Days prior to the date of any distribution hereof. If the shares then held in the Company Escrow Fund are valued at an amount that is less than the Tax Liability Amount (the “Shortfall Amount”), the Escrow Agent shall deliver to Parent all Company Escrowed Shares together with any cash and such other property in the Company Escrow Fund necessary to make up for the Shortfall Amount, to the extent available. If any Company Escrowed Shares or other property remain in the Company Escrow Fund after settlement of the Tax Liability Amount, then (x) if there are any Claims against the Company Escrow Fund that have not been finally resolved and paid, the Escrow Agent shall reserve a number of Company Escrowed Shares equal in value to 120% of the amount of any such Claims pending as of the Initial Escrow Period Termination Date and the balance of Company Escrowed Shares and other property in the Company Escrow will be distributed to the Company Stockholders on a pro rata basis; and (y) if there are no Claims against the Company Escrow Fund that have not been finally resolved and paid, the balance of Company Escrowed Shares and other property will be distributed to the Company Stockholders on a pro rata basis.

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For purposes of this Agreement, (i) all pro rata distributions to the Company Stockholders shall be made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 3.5 of this Agreement, (ii) “Extension Election” shall mean a written notice from the Company Stockholder Representatives delivered to Parent and the Escrow Agent electing to extend the date for payment of the Tax Liability Amount until the Sales Tax Extension Termination Date and (iii) “Sales Tax Extension Termination Date” shall mean the 24-month anniversary of the Closing Date.

3.3 Extension Election.

(a) If an Extension Election is timely made by the Company Stockholder Representatives, within 10 Business Days after such election, to the extent that the value of the Company Escrowed Shares, cash and other property held in the Company Escrow Account exceed the sum of (i) the Tax Liability Amount and (ii) an amount equal in value to 120% of the amount of any Claims against the Company Escrow Fund that have not been finally resolved and paid as of the Initial Escrow Period Termination Date, the Escrow Agent shall distribute to the Company Stockholders on a pro rata basis Company Shares equal in value to such excess.

(b) If an Extension Election is timely made by the Company Stockholder Representatives, within 5 Business Days after the Sales Tax Extension Termination Date, Parent shall deliver a notice to the Company Stockholder Representatives and the Escrow Agent (the “Final Tax Liability Notice”) setting forth the amount, as of the Sales Tax Extension Termination Date, of the Tax Liability Amount (the “Final Tax Liability Amount”).

(c) If the Final Tax Liability Amount is lower than the Sales Tax Claim Liability Amount as a result of a payment or payments by Parent, then promptly following each such payment, Parent and the Company Stockholder Representatives shall deliver a joint instruction to the Escrow Agent directing the Escrow Agent to deliver Company Escrowed Shares to Parent equal in value to the amount of such payment or payments by Parent.

(d) Within 10 Business Days after the delivery to the Company Stockholder Representatives and the Escrow Agent of the Final Tax Liability Notice, the Escrow Agent shall deliver Company Escrowed Shares to Parent in an amount equal to the value of the Final Tax Liability Amount. If the Company Escrowed Shares then held in the Company Escrow Fund are valued at an amount that is less than the Final Tax Liability Amount (the “Final Shortfall Amount”), the Escrow Agent shall deliver to Parent all Company Escrowed Shares together with any cash and such other property in the Company Escrow Fund necessary to make up for the Final Shortfall Amount, to the extent available. If any shares or other property remain in the Company Escrow Fund after settlement of the Final Tax Liability Amount, then (x) if there are any Claims against the Company Escrow Fund that have not been finally resolved and paid, the Escrow Agent shall reserve a number of Company Escrowed Shares equal in value to 120% of the amount of any such Claims then pending and the balance of Company Escrowed Shares and other property in the Company Escrow will be distributed to the Company Stockholders on a pro rata basis; and (y) if there are no Claims against the Company Escrow Fund that are unresolved, the balance of Company Escrowed Shares and other property will be distributed to the Company Stockholders on a pro rata basis.

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3.4 Release of the Parent Escrowed Shares. Within 10 Business Days following the Initial Escrow Period Termination Date, if there are no Claims against the Parent Escrow Fund that have not been finally resolved and paid, the Escrow Agent shall deliver to Parent the balance of shares of Parent Common Stock and other property held in the Parent Escrow Account at such time. If, on the Initial Escrow Period Termination Date there shall be Claims against the Parent Escrow Fund that have not been finally resolved, then, within 10 Business Days of the Initial Escrow Period Termination Date, the Escrow Agent shall deliver to Parent the excess, if any, by which the value of the amounts held in the Parent Escrow Account exceed an amount equal to 120% of the amount of any Claims against the Parent Escrow Fund that have not been finally resolved and paid at such time.

3.5 Distributions. Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate. Any distributions of Parent Common Stock shall be subject to Section 4.6 of the Merger Agreement. Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Company Stockholders pursuant to the terms of this Agreement, the Escrow Agent shall provide the Company Stockholder Representatives with a notice specifying that a distribution will be made and requesting that the Company Stockholder Representatives update the then current Schedule 1 to this Agreement. The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein. Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Company Stockholders unless it has received from the Company Stockholders Representatives an updated Schedule 1 to this Agreement as provided herein. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.6 Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the Company Stockholder Representatives shall be resolved solely and exclusively as set forth in Section 4.3 of the Merger Agreement.

Section 4. Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

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Section 5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2 Parent and the Company Stockholder Representatives, acting on behalf of the Company Stockholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6. Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Fund in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to the Company Stockholder Representatives, acting reasonably). If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the Company Stockholder Representatives as to the transfer of the Escrow Funds to a successor Escrow Agent.

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Section 8. Company Stockholder Representatives.

8.1 Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Company Stockholder Representatives in accordance with the terms of the Company Stockholders Agreement, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Company Stockholder Representatives to act on behalf of the Company Stockholders.

Section 9. Miscellaneous.

9.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Movie Star, Inc.
1115 Broadway
New York, NY 10015
Attention:	Melvyn Knigin
Facsimile:	(212) 213-4925

with a copy, which shall not constitute notice, to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:	Scott L. Kaufman
Facsimile:	(212) 401-4772

with a second copy, which shall not constitute notice, to:

Graubard Miller
405 Lexington Avenue, 19th Floor
New York, NY 10174
Attention:	Marci J. Frankenthaler
Facsimile:	(888) 225-4764

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if to the Company Stockholder Representatives:

Patrick Brennan
Fursa Alternative Strategies LLC
444 Merrick Road, Suite 104
Lynbrook, NY 11563
Attention:	Patrick Brennan
Facsimile:	(646) 205-6201

with a copy, which shall not constitute notice, to:

Fursa Alternative Strategies LLC
444 Merrick Road, Suite 104
Lynbrook, NY 11563
Attention:	Guy Molinari
Facsimile:	(646) 205-6201

Michael Tokarz
Tokarz Investments, LLC
287 Bowman Avenue
Purchase, NY 10577
Attention:	Michael Tokarz
Facsimile:	(914) 251-1816

with a copy, which shall not constitute notice, to:

Wildman, Harrold, Allen & Dixon LLP
225 W. Wacker Drive, Suite 3000
Chicago, IL 60606
Attention:	John L. Eisel
Facsimile:	(312) 201-2555

if to the Escrow Agent:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention:	Mark Zimkind
Facsimile:	(212) 616-7616

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent

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and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. The rights of a Company Stockholder under this Agreement may be assigned, delegated or transferred, in whole or in part, by each of the Company Stockholders to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Company Stockholder, or any other Person, managed fund or managed client account over which such Company Stockholder or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights.

9.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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9.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company Stockholder Representatives and the Escrow Agent; provided, however, that any amendment executed and delivered by the Company Stockholder Representatives shall be deemed to have been approved by and duly executed and delivered by all of the Company Stockholders.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13 Tax Reporting Information. Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the Company Stockholder Representatives agree to provide the Escrow Agent with certified tax identification numbers for each of the Company Stockholders by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

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9.14 Cooperation. The Company Stockholder Representatives on behalf of the Company Stockholders and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Company Stockholder Representatives or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

MOVIE STAR, INC., a New York corporation

By:	/s/ Melvyn Knigin
Name:	Melvyn Knigin
Title:	Chief Executive Officer

MICHAEL TOKARZ solely in his capacity as a Stockholders’ Representative

/s/ Michael Tokarz
PATRICK BRENNAN solely in his capacity as a Stockholders’ Representative

/s/ Patrick Brennan
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:	/s/ Mark B. Zimkind
Name:	Mark B. Zimkind
Title:	Vice President

[Escrow Agreement Signature Page]

SCHEDULE 1

COMPANY STOCKHOLDERS

Name of Company Stockholder	Address for Notice and Distributions to Company Stockholders	Number of Company Escrowed Shares	Specified Percentage
Fursa Master Rediscovered Opportunities Fund L.P. (formerly known as Mellon HBV Master Rediscovered Opportunities Fund L.P.), a limited partnership organized under the laws of the Cayman Islands	Fursa Alternative Strategies LLC 444 Merrick Road, Suite 104 Lynbrook, NY 11563 Attention: Patrick Brennan Facsimile: (646) 205-6201	222,165	9.4%
Fursa Master Global Event Driven Fund L.P. (formerly known as Mellon HBV Master Global Event Driven Fund L.P.), a limited partnership organized under the laws of the Cayman Islands	Fursa Alternative Strategies LLC 444 Merrick Road, Suite 104 Lynbrook, NY 11563 Attention: Patrick Brennan Facsimile: (646) 205-6201	813,894	34.4%
Fursa Capital Partners LP (formerly known as Mellon HBV Capital Partners LP), a Delaware limited partnership	Fursa Alternative Strategies LLC 444 Merrick Road, Suite 104 Lynbrook, NY 11563 Attention: Patrick Brennan Facsimile: (646) 205-6201	62,413	2.6%
Blackfriars Master Vehicle LLC – Series 2, a Delaware limited liability company	Fursa Alternative Strategies LLC 444 Merrick Road, Suite 104 Lynbrook, NY 11563 Attention: Patrick Brennan Facsimile: (646) 205-6201	85,984	3.6%
Tokarz Investments, LLC	Tokarz Investments LLC 287 Bowman Avenue Purchase, NY 10577 Attention: Michael Tokarz Facsimile: (914) 251-1816	1,184,460	50%

Total Number of Escrowed Shares:	2,368,916	Total: 100%

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SCHEDULE 2

PARENT ESCROWED SHARES

Number of Parent Escrowed Shares: 618,283

Address for distributions to Parent:

Movie Star, Inc.
1115 Broadway
New York, NY 10015
Attention:	Melvyn Knigin
Telephone:	(212) 798-4700
Facsimile:	(212) 213-4925

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$200 per month
Additional out of pocket expenses including postage and stationary:	Additional

EXHIBIT A

MERGER AGREEMENT

Included as Annex A of the Definitive Proxy Statement (No. 001-05893), filed November 30, 2007 and incorporated herein by reference.

EXHIBIT B

Company Stockholders Agreement is attached to the Merger Agreement as Exhibit M